Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC

20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting, Inc. Announces $200.0 Million Stock Repurchase Authorization

Washington, D.C., Dec. 04, 2020 — FTI Consulting, Inc. (NYSE: FCN), today announced that on December 3, 2020, FTI Consulting’s Board of Directors authorized the additional amount of $200.0 million to repurchase its outstanding shares of common stock under its stock repurchase program. As of December 2, 2020, FTI Consulting has repurchased approximately 10.2 million shares of its outstanding common stock pursuant to its stock repurchase program at an average price per share of $65.31 for an aggregate cost of approximately $669.5 million. After giving effect to share repurchases through that date and the increased authorization, FTI Consulting has approximately $230.5 million remaining available for common stock repurchases under its program. No time limit has been established for the completion of FTI Consulting’s stock repurchase program, and the program may be suspended, discontinued or replaced by the Board at any time without prior notice.

Under its stock repurchase program, FTI Consulting may repurchase common shares in open-market purchases or by any other method in accordance with applicable securities laws and regulations. The specific timing and amount of repurchases will be determined by FTI Consulting’s management, in its discretion, and will vary based on market conditions, securities law limitations and other factors. The repurchases may be funded using available cash on hand or a combination of cash and available borrowings under FTI Consulting’s senior secured revolving bank credit facility.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,200 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.35 billion in revenues during fiscal year 2019. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements, without limitation, regarding plans for common stock repurchases. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon FTI Consulting’s expectations at the time it makes them and various assumptions. FTI Consulting’s expectations, beliefs and projections are expressed in good faith, and it believes there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations or forecasts will be achieved. Factors that could cause changes to FTI Consulting’s plans, expectations or forecasts include risks described under the heading “Item 1A Risk Factors” in FTI Consulting’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2020 and Form 10-K for the year ended December 31, 2019 filed with the SEC on February 25, 2020, and in FTI Consulting’s other filings with the SEC. FTI Consulting is under no duty to update any of the forward looking statements to conform such statements to actual results or events and does not intend to do so.

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